Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-219332 on Form N-2 of our report dated May 30, 2017, relating to the financial statements and financial highlights of The Altegris KKR Commitments Master Fund, appearing in the Annual Report on Form N-CSR of the Altegris KKR Commitments Master Fund for the year ended March 31, 2017, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of such Registration Statement.

DELOITTE & TOUCHE LLP

Costa Mesa, California

August 21, 2017